Exhibit 99.1

Inspired Entertainment, Inc. Board Unanimously Adopts Stockholder Rights Plan with 20% Threshold

Plan Will Have Three-Year Term Subject to Stockholder
Approval at 2018 Annual Meeting; Implemented to Ensure Fair Treatment of All Inspired Stockholders

NEW YORK, August 14, 2017 /PRNewswire/ -- Inspired Entertainment, Inc. (Nasdaq: INSE; INSEW) today announced that on August 13, 2017 its Board of Directors unanimously adopted a stockholder rights plan with a 20% triggering threshold and declared a dividend distribution of one preferred share purchase right on each outstanding share of Inspired common stock. The rights plan is effective immediately and, if approved by stockholders at the Company’s 2018 annual meeting, will expire on August 12, 2020. If stockholders do not approve the rights plan, it will expire on August 12, 2018.

The rights plan was not adopted in response to any specific effort to acquire control of Inspired. The Board unanimously adopted the rights plan in response to the potential for a purchase or purchases of a substantial number of shares of Inspired common stock by any person or group that could gain a substantial, and potentially controlling, position in the Company through open-market purchases and/or private transactions without appropriately compensating all of the Company’s stockholders for such control.

In June 2017, contractual lock-up restrictions covering approximately 14.5 million of the approximately 22.4 million outstanding shares of Inspired common stock expired, and in July 2017, the Company registered approximately 16.7 million shares of Inspired common stock (excluding shares issuable upon the exercise of warrants) for resale by selling stockholders, including approximately 15.6 million shares of Inspired common stock beneficially owned by three stockholders. Although contractual lock-up restrictions covering approximately 2.2 million of such registered shares are in place through December 23, 2017, these restrictions expire if the last sale price of Inspired common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing after May 22, 2017.

The Board implemented the rights plan as a means to ensure that all of Inspired’s stockholders are treated fairly. The rights plan is designed to limit the ability of any person or group to gain control of the Company without paying all Inspired stockholders a premium for that control.

“The Company’s current market capitalization and concentration of ownership make the Company and its stockholders especially vulnerable to a creeping acquisition of actual or de facto control, whereby a person could acquire a substantial percentage of outstanding shares of Inspired common stock prior to making any public disclosure regarding its control intent and without paying a control premium,” said A. Lorne Weil, Executive Chairman of the Board of Directors.

If a person or group acquires 20% or more of the outstanding shares of Inspired common stock (including in the form of synthetic ownership through derivative positions), each right will entitle its holder (other than such person or members of such group) to purchase, for $45.00, a number of shares of Inspired common stock having a then-current market value of twice such price. The rights plan exempts any person or group owning 20% or more of Inspired common stock immediately prior to the issuance of this press release. However, the rights will be exercisable if any such person or group acquires any additional shares of Inspired common stock (including through derivative positions).

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding shares of Inspired common stock, the rights are redeemable for one cent per right at the option of Inspired’s Board of Directors.

The dividend distribution will be made on August 25, 2017 to stockholders of record on that date and is not taxable to Inspired stockholders. Unless and until a triggering event occurs and the rights become exercisable, the rights will trade with shares of Inspired common stock.

Further details regarding the rights plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

In connection with the adoption by Inspired of the rights plan, Houlihan Lokey acted as financial advisor and Sidley Austin LLP acted as legal counsel.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates more than 27,000 digital gaming terminals and supplies its Virtual Sports products in more than 40,000 venues and on over 100 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inseinc.com.

Contact:

For Investors

Daniel Silvers

daniel.silvers@inseinc.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@inseinc.com

t: +44 20 7456 9016 | m: +44 7973808951

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